Exhibit 99.2 Subject: A Message from Pat Mulloy: Important Announcement Distribution Date: July 12, 2022 Dear Sharps Compliance Inc. Colleagues, This morning, we announced that Sharps Compliance Corp. has entered into a definitive agreement to be acquired by Aurora Capital Partners (“Aurora”), a leading middle-market private equity firm. Under the terms of the agreement, Aurora will acquire all outstanding shares of Sharps’ common stock for $8.75 per share in cash. The transaction has been unanimously approved by our Board of Directors. Sharps is a leading provider of comprehensive solutions for small to medium generators of medical, hazardous, and pharmaceutical waste. To date, our Company has developed a tremendous customer base by offering route-based, mailback medical waste disposal services, and our MedSafe solution for the safe and compliant disposal of unused medications, including controlled substances. In addition to delivering immediate value to our shareholders, this transaction provides Sharps with a long-term partner that is focused on building upon our strong platform. Aurora has a proven track record of success in our industry through their ownership of similar businesses in the environmental services industry. We believe the combination of the strengths and capabilities of these two companies will enable the accelerated scaling of both businesses, allowing us to capitalize on strategic growth opportunities while continuing to meet the needs of our customers by delivering high-quality, innovative solutions and services. This transaction is subject to customary closing conditions and regulatory clearances and is expected to close in the third calendar quarter of 2022. A copy of the press release issued today is attached as a PDF. Today’s news marks the beginning of an exciting new chapter for Sharps Compliance. In addition to providing value for our shareholders, this transaction will continue our strategy of building the leading provider of pharmaceutical, medical, and hazardous waste manage services in the country. The Aurora Capital team is strongly committed to supporting Sharps and our efforts to deliver solutions to our customers. We believe that this transaction will provide Sharps with additional resources to accelerate key strategic and operating initiatives across our business that will enable us to expand the customers we serve. The deal is not complete until the transaction closes, which we anticipate happening during the third calendar quarter of 2022. During this period, we will continue to operate the business as usual. Everyone please should continue to focus on our customers, suppliers, and partners. Once the transaction does close, Sharps Compliance, Corp. shares will no longer be publicly-traded. I want to reiterate what I have said before, that Sharps is a market leader in providing compliant solutions for medical and pharmaceutical waste services. You should all be proud of the fact that our success to date, and ability to enter into this agreement with Aurora Capital Partners, is due to your efforts and dedication. Thank you for your contributions to our performance thus far, and for your continued focus and commitment through this process and beyond. Finally, if you have any questions, please let your manager know. I appreciate everything you do every day for this organization and our customers. Regards, Pat

Exhibit 99.2 Pat Mulloy Important Information This communication is provided for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell shares of common stock of Sharps or any other securities, nor is it a substitute for the tender offer materials that Parent and Purchaser will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. At the time the Offer is commenced, Parent and Purchaser will file with the SEC a tender offer statement on Schedule TO, including an offer to purchase (the “Offer to Purchase”), a related letter of transmittal (the “Letter of Transmittal”), and certain related tender offer documents, and Sharps thereafter will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with respect to the Offer. The Offer to purchase shares of common stock of Sharps will only be made pursuant to the Offer to Purchase, the related Letter of Transmittal and related tender offer documents filed as part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL, AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND HOLDERS OF SHARES OF COMMON STOCK OF SHARPS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO THE TENDER OFFER, THAT HOLDERS OF SHARES OF COMMON STOCK OF SHARPS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The tender offer statement on Schedule TO, including the Offer to Purchase, the related Letter of Transmittal, and certain other tender offer documents, will be filed with the SEC by Parent and Purchaser, and the Solicitation/Recommendation Statement will be filed with the SEC by Sharps, and will be made available to all holders of shares of common stock of Sharps at no expense to them. The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available), and other documents filed with the SEC, including annual, quarterly and special reports and other information filed by Sharps with the SEC, will be made available for free at the SEC’s website at www.sec.gov, or by contacting Sharps at 9220 Kirby Drive, Suite 500, Houston, Texas 77054; 713-432-0300, or by directing a request to the Information Agent for the Offer, which will be named in the tender offer materials.